Exhibit 23(b)
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
February 27, 2007
Denbury Resources Inc.
5100 Tennyson Parkway, Suite 1200
Plano, Texas 75024
Ladies and Gentlemen:
     We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2006 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case,” “Appraisal Report as of December 31, 2005 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case,” and “Appraisal Report as of December 31, 2004 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case” under the sections “Estimated Net Quantities of Proved Oil and Gas Reserves and Present Value of Estimated Future Net Revenues,” “Critical Accounting Policies and Estimates,” “Notes to Consolidated Financial Statements — CO2 Operations,” “Notes to Consolidated Financial Statements — CO2 Reserves,” “2007 Performance Stock Award” sections 6 (b) and (c), and “Notes to Consolidated Financial Statements — Oil and Natural Gas Reserves” in the Denbury Resources Inc. Annual Report on Form 10-K for the year ended December 31, 2006.
     We further consent to the incorporation of our “Appraisal Report as of December 31, 2006 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case” in such Form 10-K as Exhibit 99 therein.

Very truly yours,
/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON